                                                                  EXHIBIT (C)(3)

                       ALL AMERICAN COMMUNICATIONS, INC.
                              2114 Pico Boulevard
                            Santa Monica, CA  90405


November 20, 1995

Pearson Television Limited
Teddington Studios
Teddington Lock, Teddington
Middlesex TW11 9NT
Attn:  Ms. Sara Tingay

Dear Sirs and Madams:

In connection with your consideration of a possible transaction with All American Communications, Inc., you have requested certain information concerning the Company. Certain terms used herein (e.g., the "Company" and "you" or "your" are used as defined in the last paragraph hereof). As a condition to your being furnished such information, you agree to treat any "Evaluation Material" (as hereinafter defined) in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth.

The terms "Evaluation Material" means information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives (as hereinafter defined) now or in the future by or on behalf of the Company, along with all notes, analyses, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto.

The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you after due inquiry to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by you or any of your directors, officers, employees, agents,
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Pearson Television Limited
November 20, 1995
Page 2


representatives or advisors ("Representatives"), or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you after due inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

You hereby agree that the Evaluation Material will be used solely for the purposes of evaluating a possible transaction between the Company and you, will not be used in any way detrimental to the Company, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially and you shall be responsible for any breach of this agreement by any of the foregoing), (ii) any disclosure of such information may be made to which the Company consents in writing. You agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain you Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In the event that you (or any other person to whom you are permitted to disclose Evaluation Material) are requested in any proceeding or are required by applicable law to disclose any Evaluation Material, you will give the Company prompt notice of such request or requirement so that the Company may seek an appropriate protective order or other appropriate remedy. If in the absence of a protective order, or other appropriate remedy, you (or such other person) are nonetheless compelled by law to disclose Evaluation Material, you (or such other person) may disclose such information (but only to the extent so required) without liability hereunder; provided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at the Company's expense, use your best reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such information,
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Pearson Television Limited
November 20, 1995
Page 3


including without limitation, by cooperating with the Company to obtain an appropriate protection order.

You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the issuer or the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, except as required by law or regulatory authority, without the prior written consent of the Company, you will not, and will cause your Representatives not to, and the Company agrees that it will not, disclose to any person that Evaluation Material has been made available to you or that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the statue thereof. You have advised us that the regulatory authorities applicable to Pearson plc as a quoted company may require disclosure of the possible transaction after the parties have reached written agreement on the material terms of the transaction in the event of significant "leaks" of the transaction; however, nothing herein shall relieve any party from its responsibility for any breach of this letter agreement. Without limiting the generality of the foregoing, you further agree that prior to the execution of any definitive agreement with the Company, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company (other than with your representatives or with your banks or similar financial institutions providing credit to you). The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
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Pearson Television Limited
November 20, 1995
Page 4


You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that without the prior written consent of the Board of Directors of the company, for a period of two years from the date hereof, you and your affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will not (and you and they will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or as part of a group, acquire or agree, offer, seek or propose to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), or otherwise seek or propose to influence or control (including by proxy solicitation or otherwise) the management or policies of the Company, make any public announcement with respect to any of the foregoing, request permission (without the Company's consent) to do any of the foregoing or enter into any discussions, negotiation, arrangement or understanding with any third party with respect to the foregoing.

Although the Company may include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its directors, officers, employees, representatives or advisors has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of the directors, officers, employees, representatives or advisors shall have any liability to you or any of your directions, officers, employees, representatives or advisors resulting from the use or content of the Evaluation Material.

In the event that you or we do not proceed with a transaction within a reasonable time, and, in any event, within five days after being so requested by the Company, you shall promptly redeliver to the Company all written Evaluation Material and shall deliver or promptly destroy any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All
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Pearson Television Limited
November 20, 1995
Page 5


documents, memoranda, notes and other writings whatsoever prepared by you or any of your advisors based on or including any of the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. For this purpose, a "writing" includes data in computer format. Notwithstanding the foregoing, one copy of written Evaluation Material and other written material containing or reflecting Evaluation material may be retained in a confidential manner by the Secretary of Pearson plc in the event such company is required to maintain such copy as a result of the submission of such material to its Board of Directors in connection with a determination by such Board. In addition, notwithstanding the return or destruction (or, as provided above, the retention) of the Evaluation material, you and your Representatives will continue to be bound by your obligations of confidentiality hereunder.

For eighteen months from the date of this letter agreement, you agree not to (i) initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or significant employee of the Company or any customer, client, or account of the Company regarding the Company's business, operation, prospects or finances, or (ii) solicit for employment any current key management employee of the Company or breach the provisions of Schedule I hereto, except, in either case, with the express permission of the Company.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents, representatives or advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or on your behalf with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.
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Pearson Television Limited
November 20, 1995
Page 6


You acknowledge that any breach of this Agreement would cause irreparable harm to the Company and the Company could not be made whole by money damages. It is understood and agreed therefore that money damages would not be a sufficient remedy for any breach of this letter agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or in equity to the Company.

It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the Company and you expressly so modifying or waiving such agreements.

Unless the context indicates otherwise, the term (i) "the Company" shall include All American Communications, Inc. and its direct and indirect subsidiaries (including Mark Goodson Productions, LLC, and the assets and business acquired from Mark Goodson Productions, L.P. and the Child's Play Company) and the term "you" shall include Pearson Television Limited and its direct or indirect subsidiaries and its controlling persons, including Pearson plc and Grundy Worldwide Limited (and members
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Pearson Television Limited
November 20, 1995
Page 7

of the Grundy Group). This letter shall abe governed by, and construed in accordance with, the laws of the State of Delaware.

Very truly yours,


ALL AMERICAN COMMUNICATIONS, INC.


By:   /s/  Thomas Bradshaw
      -----------------------

Confirmed and Agreed to:


PEARSON TELEVISION LIMITED


By:  /s/ Sara Tingay
     -------------------------
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Pearson Television Limited
November 20, 1995
Page 8


                                   SCHEDULE I
                                   ----------


Capitalized terms used herein without definition shall have the meaning set forth in the attached letter agreement.

________________________________________________________________________________
1. During the eighteen months from the date of the letter agreement, you shall not solicit for any employment David Hasselhof or Pamela Anderson.